UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM CB

TENDER OFFER/RIGHTS OFFERING NOTIFICATION FORM

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to file this Form:

Securities Act Rule 801 (Rights Offering)	☐
Securities Act Rule 802 (Exchange Offer)	☒
Exchange Act Rule 13e-4(h)(8) (Issuer Tender Offer)	☐
Exchange Act Rule 14d-1(c) (Third Party Tender Offer)	☐
Exchange Act Rule 14e-2(d) (Subject Company Response)	☐

Filed or submitted in paper if permitted by Regulation S-T Rule 101(b)(8)	☐

Meisei Electric Co., Ltd.

(Name of Subject Company)

N/A

(Translation of Subject Company’s Name into English (if applicable))

Japan

(Jurisdiction of Subject Company’s Incorporation or Organization)

IHI Corporation

(Name of Person(s) Furnishing Form)

Common Stock

(Title of Class of Subject Securities)

N/A

(CUSIP Number of Class of Securities (if applicable))

IHI Corporation.

Attn: Hiroshi Ide, President; Chief Executive Officer

TOYOSU IHI BUILDING, 1-1, Toyosu 3-chome

Koto-ku, Tokyo

135-8710

Japan

+81-3-6204-7800

(Name, Address (including zip code) and Telephone Number (including area code)

of Person(s) Authorized to Receive Notices and Communications on Behalf of Subject Company)

N/A

(Date Tender Offer/Rights Offering Commenced)

PART I – INFORMATION SENT TO SECURITY HOLDERS

Item 1. Home Jurisdiction Documents

Exhibit

Number

99.1	English translation of Notice Regarding IHI Corporation’s Acquisition of 100% ownership of Meisei Electric Co., Ltd. through Simplified Share Exchange

Item 2. Informational Legends

The required legend is prominently included in the document referred to in Item 1.

PART II – INFORMATION NOT REQUIRED TO BE SENT TO SECURITY HOLDERS

N/A

PART III – CONSENT TO SERVICE OF PROCESS

IHI Corporation. and Meisei Electric, Co., Ltd. have each submitted to the Securities and Exchange Commission their respective written irrevocable consent and power of attorney on Form F-X, each dated May 13, 2021.

SIGNATURES

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

IHI Corporation.

/s/ Hiroshi Ide

Name: Hiroshi Ide

Title: President; Chief Executive Officer

Date: May 13, 2021